Exhibit 23.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC
CERTIFIED PUBLIC ACCOUNTANTS
10544 ALTON AVE NE
SEATTLE, WA  98125
206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Soltrest Inc.

We consent to the use of our report dated September 13, 2018 with respect to the financial statements of Soltrest Inc.as of June 30, 2018 and the related statements of operations, shareholders’ equity and cash flows for the period from March 14, 2018 (inception) through June 30, 2018. We also consent to the reference to our firm under the caption “Experts” in the Form S-1.

Michael Gillespie & Associates, PLLC
Seattle, Washington
November 16, 2018

/s/ Michael Gillespie & Associates PLLC